PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 27 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                          Dated August 9, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2007

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2007) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the U.K. Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 350,000,000

Maturity Date:                 August 23, 2007

Settlement and Original
    Issue Date:                August 23, 2000

Interest Accrual Date:         August 23, 2000

Issue Price:                   99.703%

Specified Currency:            Euro

Redemption Percentage
    at Maturity:               100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        Plus 0.40% per annum

Spread Multiplier:             N/A

Index Currency:                Euro

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               Target Settlement Day prior to the
                               original issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
Percentage Reduction:          N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each February 23, May 23,
                               August 23 and November 23,
                               commencing November 23, 2000;
                               provided that if any such day
                               (except the maturity date) is not a
                               business day, that interest payment
                               date will be the next succeeding day
                               that is a business day, unless that
                               succeeding business day would fall in
                               the next calendar month, in which
                               case such interest payment date will
                               be the immediately preceding
                               business day.

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each interest payment date

Interest Reset Periods:        Quarterly

Business Day:                  London and TARGET

Calculation Agent:             The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 Euro 10,000

Common Code:                   011633315

ISIN:                          XS0116333153

Other Provisions:              None

                                                       (continued on next page)

Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER
ABN AMRO                                                        BARCLAYS CAPITAL
COMMERZBANK AKTIENGESELLSCHAFT                                   CREDIT LYONNAIS
SANWA INTERNATIONAL PLC

Plan of Distribution:

     On August 9, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.453%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.703% less a selling concession of 0.10% and a combined management and underwriting commission of 0.15% of the principal amount of these notes.

                             Name                         Principal Amount of
                             ----                         -------------------
     Morgan Stanley & Co. International Limited........     Euro 325,000,000
     ABN AMRO Bank NV..................................            5,000,000
     Barclays Bank PLC.................................            5,000,000
     Commerzbank Aktiengesellschaft....................            5,000,000
     Credit Lyonnais...................................            5,000,000
     Sanwa International plc...........................            5,000,000
          Total........................................     Euro 350,000,000
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